Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS
FROM

Contact:	Bank Mutual Corporation NASDAQ: BKMU Michael T. Crowley Jr. Chairman, President and Chief Executive Officer 414-354-1500 Michael W. Dosland Chief Financial Officer 414-354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE THIRD QUARTER OF 2008 AND
NINE MONTHS ENDED SEPTEMBER 30, 2008
Milwaukee, Wisconsin
October 16, 2008
Bank Mutual Corporation (NASDAQ Global Select Market® : BKMU) reported net income of $1.6 million or $0.03 per diluted share for the three months ended September 30, 2008, compared to $3.7 million or $0.07 per diluted share for the same period in 2007. Earnings in the most recent quarter were impacted by a $2.3 million impairment loss on a mutual fund that invests in mortgage-related securities, a $1.4 million impairment loss related to Federal Home Loan Mortgage Corporation (“Freddie Mac”) common stock, and a $1.0 million loss provision related to a loan secured by a completed condominium development project. The after-tax impact of these developments was approximately $3.1 million or $0.06 per diluted share.
CORPORATE HEADQUARTERS
4949 West Brown Deer Road • P.O. Box 245034 • Milwaukee, Wisconsin 53224-9534 • Telephone 414-354-1500

Bank Mutual Corporation also announced net income of $11.0 million or $0.23 per diluted share for the nine months ended September 30, 2008, compared to $13.0 million or $0.23 per diluted share for the same period in 2007. The earnings comparison between these periods was impacted by the developments described in the previous paragraph, as well as an additional impairment loss of $2.1 million in the second quarter of 2008 on the mutual fund mentioned above ($1.4 million or $0.03 per diluted share after income taxes). These developments were partially offset by $2.5 million in gains on the sale of certain investment securities in the first six months of 2008 ($1.6 million or $0.03 per diluted share after taxes). In addition, operating results in 2007 were favorably impacted by two items that did not recur in 2008: a $1.3 million recovery of a loss provision on a commercial business loan and a net gain of $585,000 on the sale of undeveloped land. Net of the related income tax effect, these offsetting items amounted to approximately $1.2 million or $0.02 per diluted share in 2007.
The comparison of diluted earnings per share between the three and nine month periods in 2008 and 2007 was also impacted by Bank Mutual’s stock repurchase program. The weighted average number of diluted shares outstanding declined by 10.2% and 13.8% during the periods in 2008, respectively, compared to the same periods in 2007.
Michael T. Crowley, Jr., Chairman, President, and Chief Executive Officer of Bank Mutual Corporation commented, “As our results this quarter will show, we have also felt the effects of the recent turmoil in the financial markets. However, once we filter through the ‘noise’ in our earnings, we are very pleased with our core results.” Mr. Crowley added, “We continue to believe that our capital strength, liquidity, asset quality, and cost efficiency set us apart from many of our competitors. We are also pleased to see continued improvement in our net interest margin in this difficult environment for financial institutions.”
Net interest income for the three and nine month periods ended September 30, 2008, increased $1.4 million or 8.1% and $2.0 million or 3.8%, respectively, compared to the same periods in the previous year. Net interest margin improved to 2.21% and 2.15% during the three and nine month periods in 2008, respectively, compared to 2.08% in both the three and nine month periods of the previous year. These improvements were primarily attributable to a declining interest rate environment that resulted in a larger decline in the cost of Bank Mutual’s liabilities than it did in the yield on its earning assets. Also contributing to the increase in net interest income in both 2008 periods were modest increases in average earning assets relative to the 2007 periods. The favorable impact of these developments was partially offset by decreases in the ratio of average earning assets to average interest-bearing liabilities in the 2008 periods compared to the same periods in the previous year. This later development was principally caused by Bank Mutual’s stock repurchases.
As previously described, net losses on investment securities in the third quarter of 2008 included $2.3 million for an other-than-temporary impairment of one of Bank Mutual’s mutual fund investments. An additional impairment of $2.1 million was also recognized on this investment in the second quarter of 2008 and $1.2 million was recognized in the fourth quarter of 2007. This mutual fund invests primarily in mortgage-related securities, none of which are believed by management to be secured by sub-prime mortgages, but a portion of which are secured by interest-only mortgages, option-payment mortgages, and other “Alt-A” mortgages. Given the significant uncertainty and illiquidity that exists in the markets for securities secured by these types of loans, Bank Mutual cannot be certain that future impairment charges will not be required against this investment, which had a remaining book value of $24.1 million at September 30, 2008 (net of impairment charges).
Also included in net losses on investment securities in the third quarter of 2008 was a $1.4 million impairment loss associated with Bank Mutual’s investment in the common stock of Freddie Mac, which was placed in conservatorship by the U.S. Government on September 7, 2008. This loss represented the entire recorded book value of the investment. This stock was originally held by another financial institution that Bank Mutual acquired in 2000. The nine-month period in 2008 also contains $2.5 million in gains on sales of investment securities. The proceeds from these sales were reinvested in securities that have higher yields and more predictable durations.
The effective income tax rate for the three and nine months ended September 30, 2008, was 28.4% and 32.3%, respectively, compared to 34.1% for both the three and nine month periods in 2007. These decreases resulted from lower pre-tax income in the 2008 periods with non-taxable income amounts remaining approximately the same as the 2007 periods.
One- to four-family mortgage loan originations were $31.5 million for the third quarter of 2008 and $157.5 million for the nine months ended September 30, 2008, compared to $51.9 million for the third quarter of 2007 and $153.6 million for the nine months ended September 30, 2007. In the most recent quarter, originations of one- to four-family loans have declined in response to higher mortgage rates, weakness in the real estate market, and a general deterioration in economic conditions. The modest year-to-date increase in one- to four-family mortgage loan production was primarily the result of a brief period of refinancing activity earlier in the year caused by lower rates on mortgage loans.
Sales of one- to four-family mortgage loans were $17.2 million for the third quarter of 2008 and $115.6 million for the nine months ended September 30, 2008, compared to $23.8 million for the third quarter of 2007 and $78.0 million for the nine months ended September 30, 2007. Bank Mutual’s policy is to sell substantially all of its fixed-rate, one- to four-family mortgage loan originations in the secondary market. Sales of these loans declined in the most recent quarter for the reasons described in the previous paragraph. As a result, gains on the sales of loans were $226,000 during the quarter compared to $338,000 last year. On a year-to-date basis, sales activity in 2008 benefited from a lower interest rate environment early in the year which increased refinancing activity and corresponding demand for fixed-rate mortgage loans. As a result of this increased demand, gains on sales of loans were $1.5 million in 2008 compared to $1.1 million in 2007.
Multi-family and commercial real estate mortgage loan originations were $67.8 million for the third quarter of 2008 and $170.5 million for the nine months ended September 30, 2008, compared to $41.6 million for the third quarter of 2007 and $133.3 million for the nine months ended September 30, 2007. The increases in both periods were primarily the result of continuing efforts by Bank Mutual’s loan personnel to develop this portion of the loan portfolio.
Consumer loan originations, including home equity lines of credit, were $30.8 million for the third quarter of 2008 and $85.1 million for the nine months ended September 30, 2008, compared to $31.6 million for the third quarter of 2007 and $94.7 million for the nine months ended September 30, 2007. Modestly lower originations in the 2008 periods were primarily the result of declining demand due to slower economic growth, as well as smaller increases, or even decreases, in home values, which has had a negative impact on homeowners’ equity.
Commercial business loan originations for the third quarter of 2008 were $7.6 million and were $29.3 million for the nine months ended September 30, 2008, compared to $13.0 million in the third quarter of 2007 and $35.5 million for the nine months ended September 30, 2007. The decreases in loan originations in both periods were the result of a general slowdown in the economy and the resulting decline in demand for credit.
In total, loan originations and purchases for the third quarter of 2008 were $145.8 million compared to $162.9 million for comparable period in 2007 and $461.9 million for the nine months ended September 30, 2008, compared to $483.0 for the same period in 2007. The decreases in both periods are due to the factors described above. Also contributing was an intentional reduction in the amount of residential loans purchased from third parties because of generally lower interest rates.
Total assets were approximately $3.6 billion at September 30, 2008, compared to $3.5 billion at December 31, 2007.
Bank Mutual’s investment in interest-earning deposits, which consisted principally of funds held overnight at the Federal Home Loan Bank of Chicago (“FHLB”), increased from $2.7 million at December 31, 2007, to $169.0 million at September 30, 2008. This increase is purposeful and reflects management’s belief that it is prudent to increase Bank Mutual’s liquidity and future flexibility in light of recent developments in financial markets. Bank Mutual from time-to-time also invests funds overnight in Federal Funds Sold. However, no such investments were held as of September 30, 2008.
Bank Mutual’s investment securities portfolio increased by $253.2 million and its mortgage-related securities portfolio decreased by $206.3 million during the nine months ended September 30, 2008. On a combined basis, total securities available for sale (at fair value) increased by $47.0 million. The portfolio increase was primarily the result of the purchase of new investment securities earlier in the year, partially offset by the sale of mortgage-related securities, as well as repayments within the portfolios.
Deposits increased $68.4 million or 3.2% during the nine months ended September 30, 2008, to $2.2 billion compared to $2.1 billion at December 31, 2007. Within the deposit portfolio, core deposits (checking, savings and money market accounts) increased $77.4 million and certificates of deposit declined $9.0 million. The overall increase in deposits resulted from the opening of new offices and efforts to market deposit plans at rates and terms that are designed to attract more core deposits. The weighted average cost of deposits declined by 86 basis points at September 30, 2008, compared to December 31, 2007.
Borrowings decreased slightly to $910.7 million at September 30, 2008, compared to $912.5 million at December 31, 2007. This decrease was due to the repayment of a maturing FHLB advance during the period and regular monthly amortization of certain FHLB advances. As of September 30, 2008, substantially all of Bank Mutual’s FHLB advances were subject to significant prepayment penalties if repaid prior to their stated maturity.

Bank Mutual Corporation has paid 31 consecutive quarterly cash dividends since its initial stock offering. Cash dividends paid in the third quarter of 2008 were $0.09 per share compared to $0.085 per share for the same period in 2007. This represented a 5.9% increase over the dividend paid in the third quarter of the previous year. Year-to-date, Bank Mutual has paid $0.27 per share in dividends, a 10.2% increase over the same period in 2007.
The ratio of non-performing loans to total loans was 1.35% at September 30, 2008, compared to 0.65% at December 31, 2007. This increase was due in part to a $9.1 million loan secured by a completed condominium development project that was placed on non-accrual during the most recent quarter. As previously noted, Bank Mutual recorded a $1.0 million provision for loss against this loan in the third quarter. Also contributing to the increase in non-performing loans since December 31, 2007, was a $3.4 million or 140% increase in non-performing one- to four-family residential loans due to a general decline in economic conditions and other factors affecting non-performing loans in the earlier quarters of 2008. During the third quarter of 2008 Bank Mutual avoided a larger increase in non-performing loans by providing $8.5 million in financing for the sale of a 114-unit apartment building by the original borrower to another, unrelated borrower. The loan was extended at market rates and terms and the new borrower was able to provide additional collateral to secure the new loan.
Bank Mutual’s allowance for loan losses increased to $12.4 million or 0.67% of total loans at September 30, 2008, compared to $11.8 million or 0.59% at December 31, 2007. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 49.5% at September 30, 2008, compared to 91.0% at December 31, 2007. The dollar increase in the allowance was caused in part by the loss provision on the condominium development project mentioned above. The impact of this increase was partially offset by a decline in the allowance caused by an overall decline in the size of Bank Mutual’s loan portfolio. The reduction in the allowance for loan losses as a percent of non-performing loans was principally the result of an increase in non-performing loans, as discussed above. Despite this increase, management believes the allowance for loan losses is adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of September 30, 2008. However, future adjustments to the allowance may be necessary and results of operations could be adversely affected if future conditions differ substantially from the assumptions used by management to determine the allowance for loan losses as of the end of the period.
Book value per share of Bank Mutual’s common stock was $8.37 at September 30, 2008, compared to $8.63 at December 31, 2007. The annualized return on average equity (ROE) was 1.61% for the third quarter of 2008 and was 3.51% for the nine months ended September 30, 2008. These returns compared to 3.23% and 3.55% for the same periods in 2007, respectively. The annualized return on average assets (ROA) was 0.18% for the third quarter of 2008 and was 0.41% for the nine months ended September 30, 2008. These figures compared to 0.42% and 0.50% for the same periods in the previous year, respectively.
During the nine months ended September 30, 2008, Bank Mutual repurchased 2,092,300 shares of company common stock at an average price of $10.80 per share. However, no shares were repurchased during the third quarter of 2008. Bank Mutual regularly reviews market conditions and the cost of funds to determine whether share repurchases are appropriate.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
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Outlook
The preceding paragraphs, as well as the following paragraphs, contain forward looking statements; please refer to “Cautionary Statements” below. Bank Mutual Corporation’s management has identified a number of factors which may affect the company’s financial condition and results of operations during the balance of 2008 and into 2009. They are as follows:
•	The recent general economic slowdown, and the softness and declines in the real estate market, may continue. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to fluctuate from period to period, along with related interest and fee income.

•	A continuing slowdown or decrease in the value of real estate may occur. Reduced property prices and a soft real estate market could negatively affect the volume of home sales, which, in turn, could affect mortgage and home equity loan originations and prepayments.

•	A continuation of soft or declining real estate values could also affect the value of the collateral securing Bank Mutual’s mortgage loans. A decrease in value could, in turn, lead to increased losses on loans in the event of foreclosures, which would affect the provisions for loan losses and profitability.

•	A general slowdown in the economy or a recession may affect borrowers’ ability to repay their loan obligations, which could lead to increased loan losses and loan loss provisions and/or less revenue.

•	If customer demand for real estate loans decreases, Bank Mutual’s profits may decrease because alternative investments, primarily mortgage-related securities, generally earn less income than real estate loans.

•	The current unsettled markets may also affect the liquidity and/or value of real estate-related investments.
•	The well-publicized liquidity crisis in the world credit markets may continue. If this occurs, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	The fair value of its securities available for sale may continue to fluctuate with corresponding impacts on other comprehensive income and/or net income.

•	In the event Bank Mutual wishes to sell financial assets, its ability to sell such assets and the prices it could receive for such assets, could adversely affect its liquidity, financial position, and earnings.

•	The rates Bank Mutual receives on short-term or variable rate investments and the rates it pays on short-term or variable-rate borrowings may fluctuate dramatically.

•	Acceptable investment opportunities may be limited given Bank Mutual’s desire to actively manage its exposure to credit and/or counter-party risks.

•	The current credit market crisis has led to the adoption of significant legislation and regulatory actions which are expected to affect financial institutions and holding companies such as Bank Mutual in a far reaching manner, including in ways which cannot yet be fully determined. Additional legislation may be forthcoming. Changes resulting from this legislation, regulatory actions, and/or other reactions to the crisis could have an adverse impact on the financial condition and/or results of operations of Bank Mutual.

•	The crisis has contributed to recent failures of financial institutions insured by the Federal Deposit Insurance Corporation (“FDIC”), as well as a general increase in expectations for future failures. As a result, the FDIC has proposed an increase in deposit insurance premiums for all FDIC-insured financial institutions in 2009, including Bank Mutual.
•	Bank Mutual will continue to further emphasize commercial real estate and commercial business loans, both of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase operating costs. However, market conditions and other factors may continue to affect Bank Mutual’s ability to increase its loan portfolio with these types of loans, and a weak economy could increase the risk that borrowers will not be able to repay these loans.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out-of-state investment subsidiaries. Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on Bank Mutual’s earnings. Although Bank Mutual believes it has reported income and paid Wisconsin taxes in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, Bank Mutual’s position may not prevail in court or other actions may occur which give rise to liabilities. Bank Mutual may also incur further costs in the future to address and defend these issues.
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Cautionary Statements
The discussions in this earnings release that are not historical statements may contain forward-looking statements that involve risks and uncertainties. Statements which are not historical statements include those under “Outlook,” above, as well as statements that appear elsewhere in this report that are in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, competition from other institutions, the results of lending activities and loan loss experience, changes in real estate values, negative developments in the credit, lending, and financial markets, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” above, and other factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly in Item 1A, “Risk Factors,” of Bank Mutual Corporation’s 2007 Annual Report on Form 10-K.
* * *

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30	December 31
	2008	2007
	(In thousands, except per share data)
Assets
Cash and due from banks	$25,247	$36,235
Interest-earning deposits	169,028	2,714

Cash and cash equivalents	194,275	38,949

Securities available-for-sale, at fair value:
Investment securities	352,658	99,450
Mortgage-related securities	893,669	1,099,922
Loans held for sale	2,463	7,952
Loans receivable, net	1,854,305	1,994,556
Goodwill	52,570	52,570
Other intangible assets	1,932	2,428
Mortgage servicing rights	4,763	4,708
Other assets	198,414	187,511

Total assets	$3,555,049	$3,488,046

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,181,347	$2,112,968
Borrowings	910,711	912,459
Advance payments by borrowers for taxes and insurance	29,314	1,815
Other liabilities	25,787	27,859

Total liabilities	3,147,159	3,055,101

Minority interest in real estate development	2,924	2,910

Shareholders’ equity:
Preferred stock — $0.01 par value:
Authorized — 20,000,000 shares in 2008 and 2007
Issued and outstanding — none in 2008 and 2007	—	—
Common stock — $0.01 per value:
Authorized — 200,000,000 shares in 2008 and 2007
Issued — 78,783,849 shares in 2008 and 2007
Outstanding — 48,358,186 in 2008 and 49,834,756 in 2007	788	788
Additional paid-in capital	497,848	498,408
Retained earnings	271,202	273,330
Unearned ESOP shares	(1,491)	(2,166)
Accumulated other comprehensive income	(14,145)	(6,069)
Treasury stock — 30,425,663 in 2008 and 28,949,093 in 2007	(349,236)	(334,256)

Total shareholders’ equity	404,966	430,035

Total liabilities and shareholders’ equity	$3,555,049	$3,488,046

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income:
Loans	$27,721	$31,121	$86,188	$91,633
Investments	4,794	1,370	10,445	3,535
Mortgage-related securities	10,787	13,202	34,830	39,315
Interest-earning deposits	923	414	2,105	1,978

Total interest income	44,225	46,107	133,568	136,461

Interest expense:
Deposits	15,710	19,162	50,258	56,933
Borrowings	9,927	9,750	29,592	27,784
Advance payment by borrowers for taxes and insurance	6	8	12	15

Total interest expense	25,643	28,920	79,862	84,732

Net interest income	18,582	17,187	53,706	51,729
Provision for (recovery of) loan losses	1,135	388	1,358	(490)

Net interest income after provision for loan losses	17,447	16,799	52,348	52,219

Noninterest income:
Service charges on deposits	1,793	1,727	4,968	4,898
Brokerage and insurance commissions	604	625	2,111	1,924
Loan related fees	118	118	387	368
Losses on investments, net	(3,757)	—	(3,406)	—
Gain on sales of loans	226	338	1,494	1,100
Real estate investment partnership income	—	—	—	1,422
Other	1,859	2,046	5,638	6,494

Total noninterest income	843	4,854	11,192	16,206

Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,767	9,614	28,644	28,808
Occupancy and equipment	2,863	2,761	8,717	8,522
Amortization of other intangible assets	165	165	496	496
Real estate investment partnership cost of sales	—	—	—	645
Other	3,227	3,467	9,492	9,798

Total noninterest expenses	16,022	16,007	47,349	48,269
Minority interest in income of real estate investment partnership	—	—	—	391

Income before income taxes	2,268	5,646	16,191	19,765
Income taxes	645	1,923	5,227	6,732

Net income	$1,623	$3,723	$10,964	$13,033

Per share data:
Earnings per share-basic	$0.03	$0.07	$0.23	$0.24

Earnings per share-diluted	$0.03	$0.07	$0.23	$0.23

Cash dividends paid	$0.09	$0.085	$0.27	$0.245

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Loan Originations and Sales
Mortgage loans
One-to-four-family	$31,508	$51,936	$157,528	$153,620
Multi-family	35,385	2,063	71,897	42,649
Commercial Real Estate	32,378	39,576	98,636	90,642

Total Mortgage Loans	99,271	93,575	328,061	286,911

Consumer loans	30,828	31,645	85,068	94,665
Commercial business loans	7,566	13,048	29,255	35,463

Total loan originations	137,665	138,268	442,384	417,039

Mortgage loans purchased	8,179	24,644	19,502	65,994

Total loans originated and purchased	$145,844	$162,912	$461,886	$483,033

Mortgage Loan Sales	$17,182	$23,761	$115,619	$77,995

	September 30	December 31
	2008	2007
Loan Portfolio Analysis
Mortgage loans:
One-to-four family	$899,354	$1,059,307
Multi-family	187,857	206,640
Commercial real estate	223,701	202,528
Construction and development	218,974	170,401

Total mortgage loans	1,529,886	1,638,876
Consumer loans	342,174	379,558
Commercial business loans	56,023	53,784

Total loans receivable	1,928,083	2,072,218
Deductions to gross loans	73,778	77,662

Total loans receivable, net	$1,854,305	$1,994,556

	September 30	December 31
	2008	2007
Asset Quality Ratios
Non-performing mortgage loans	$23,011	$11,251
Non-performing consumer loans	1,143	930
Non-performing commercial business loans	387	159
Accruing loans delinquent 90 days or more	487	602

Total non-performing loans	$25,028	$12,942

Total non-performing assets	$29,640	$16,629

Non-performing loans to loans receivable, net	1.35%	0.65%
Non-performing assets to total assets	0.83%	0.48%
Allowance for loan losses to non-performing loans	49.46%	90.98%
Allowance for loan losses to non-performing assets	41.76%	70.80%
Allowance for loan losses to total loans	0.67%	0.59%

Net charge-offs	$753	$528
Net charge-offs to avg loans (annualized)	0.05%	0.03%
Allowance for loan losses	$12,379	$11,774

	September 30	December 31
	2008	2007
Deposit Analysis
Noninterest-bearing checking	$87,748	$97,506
Interest-bearing checking	164,240	170,986
Savings accounts	190,595	183,756
Money Market accounts	367,531	280,442
Certificate accounts	1,371,233	1,380,278

Total Deposits	$2,181,347	$2,112,968

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Operating Ratios (Annualized)
Net interest margin (1)	2.21%	2.08%	2.15%	2.08%
Net interest rate spread	1.88%	1.60%	1.79%	1.57%
Return on average assets	0.18%	0.42%	0.41%	0.50%
Return on average shareholders’ equity	1.61%	3.23%	3.51%	3.55%
Return on average tangible shareholders’ equity (2)	1.88%	3.70%	4.08%	4.04%
Efficiency ratio (3)	69.11%	72.62%	69.32%	71.05%
Non-interest expense as a percent of average assets	1.80%	1.83%	1.78%	1.83%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible shareholders’ equity is determined by dividing net income by the net shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income (excluding gains or losses on investment sales) for the periods indicated.

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Other Information
Average earning assets	$3,359,402	$3,302,535	$3,324,907	$3,314,397
Average assets	3,558,868	3,505,100	3,542,140	3,509,981
Average interest bearing liabilities	3,031,177	2,900,071	2,983,880	2,883,067
Average shareholders’ equity	404,133	461,540	416,665	489,248
Average tangible shareholders’ equity (4)	345,659	402,614	358,035	430,271

Weighted average number of shares outstanding
-used in basic earnings per share	47,358,515	52,550,371	47,670,200	55,033,365
-used in diluted earnings per share	48,299,645	53,801,243	48,625,813	56,389,451

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes

	September 30	December 31
	2008	2007
Number of shares outstanding (net of treasury shares)	48,358,186	49,834,756
Book value per share	$8.37	$8.63

	At September 30	At December 31
	2008	2007
Weighted Average Net Interest Rate Spread
Yield on loans	6.06%	6.26%
Yield on investments	4.43%	4.63%
Combined yield on loans and investments	5.34%	5.64%
Cost of deposits	2.75%	3.61%
Cost of borrowings	4.27%	4.27%
Total cost of funds	3.19%	3.81%
Interest rate spread	2.15%	1.83%